EXHIBIT 21.1

ASP Isotopes Inc.

Subsidiaries of the Registrant

The following is a list of subsidiaries of ASP Isotopes Inc. as of March 31, 2026:

Subsidiaries*	Place of Incorporation
ASP Isotopes Guernsey Limited (formerly, PDS-Photonica Holdings (Guernsey) Limited)	Guernsey
ASP Isotopes South Africa (Proprietary) Limited (formerly, PDS Photonica Holdings South Africa (PTY) Limited)	South Africa
Enlightened Isotopes (Pty) Ltd**	South Africa
ASPI South Africa Asset Finance	South Africa
Enriched Energy LLC	Delaware, U.S.
ASP Isotopes UK Ltd	England & Wales
ASP Isotopes Services (UK) Limited	England & Wales
Enlightened Isotopes (Pty) Ltd	South Africa
ASP Isotopes ehf	Iceland
Quantum Leap Energy LLC	Delaware, U.S.
Quantum Leap Energy Limited	England & Wales
Quantum Leap Energy (Pty) Ltd	South Africa
QLE TP Funding SPE LLC	Delaware, U.S.
K2025267858 (South Africa) (Pty) Ltd	South Africa
Global Radiopharmacies LLC	Delaware, U.S.
East Coast Nuclear Pharmacy LLC	Florida, U.S.
NuMed Diagnostics, LLC**	South Carolina, U.S.
PET Labs Pharmaceuticals (Pty) Ltd**	South Africa
PET Labs Global Nuclear Medicine SEZC	Cayman Islands
Renergen Limited	South Africa
Tetra4 Proprietary Limited**	South Africa
Cryovation Proprietary Limited	South Africa
Renergen US Inc.	Delaware, U.S.
Skyline Builders Group Holding Limited**	Hong Kong

*	Please note that this list includes all subsidiaries of ASP Isotopes Inc. without regard to whether they would constitute a "significant subsidiary" pursuant to Item 601(b)(21)(ii) of Regulation S-K.
*	Not a wholly-owned direct or indirect subsidiary of ASP Isotopes Inc.